Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of November 9, 2004 by and between iStar Financial Inc., a Maryland corporation (together with its successors and assigns, the “Company”), and Jay S. Nydick (the “Executive”).

WITNESSETH :

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive desires to accept such offer, on the terms and conditions set forth below;

NOW, THEREFORE, IT IS AGREED by and between the Company and the Executive (the “Parties”) as follows:

1.              Employment Period.  The Company agrees to employ the Executive, and the Executive agrees to such employment on the terms and conditions set forth in this Agreement.  The term of the Executive’s employment under this Agreement shall commence as of November 1, 2004 (the “Effective Date”) and, unless earlier terminated in accordance with Section 5, shall continue through December 31, 2007 (the “Initial Employment Period”).  Upon the expiration of the Initial Employment Period and upon each anniversary thereof, the term of the Executive’s employment hereunder, if not previously ended, shall automatically be extended for an additional employment period of one year, subject to earlier termination in accordance with Section 5 (collectively, the “Additional Employment Period”), unless either Party shall have given written notice to the other Party of its decision not to extend the Initial Employment Period, or further extend the Additional Employment Period, at least 30 days prior to the scheduled expiration of the Initial Employment Period or the Additional Employment Period, as the case may be (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2.              Position and Duties.

(a)          The Executive shall become an employee of the Company as of the Effective Date and shall serve as President of the Company during the remainder of the Term.  The Executive shall have the authorities, duties and responsibilities that are customarily assigned to the president of a company (of the size and nature of the Company) whose primary responsibility is to manage the execution of new business strategies, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company and the Chief Executive Officer of the Company.  The Executive agrees that upon the termination of his employment as President of the Company, he shall promptly execute any administrative documents evidencing such termination that the Company may reasonably request him to execute.

(b)         In his capacity as President of the Company, the Executive shall report directly to the Chief Executive Officer of the Company.

(c)          During the Term, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall perform, faithfully and diligently, his duties and responsibilities hereunder.  It shall not be considered a violation of the foregoing for the Executive to: (i) serve on corporate, industry, civic, social or charitable boards or committees or engage in charitable activities and community affairs; provided that, the Chief Executive Officer approves the Executive’s service on any such corporate or industry boards or committees; or (ii) manage his own personal investments and affairs; provided that, the foregoing activities do not materially interfere with the performance of the Executive’s responsibilities hereunder.

(d)         The Executive agrees to discharge his duties and obligations under this Agreement in accordance with such reasonable policies, not inconsistent with the express terms of this Agreement and generally applicable to the Company’s similarly situated executives, as the Company may from time to time (either before or after the Effective Date) adopt and communicate to the Executive.

(e)          During the Term, the Executive’s principal office, and principal place of employment, shall be at the Company’s principal executive offices in Manhattan.  The requirement of the preceding sentence shall not be considered to be violated merely because the Executive is required, in connection with the execution, management, maintenance or administration of new business strategies for the Company (including without limitation the management, maintenance or administration of particular companies or other initiatives), to travel frequently, upon request by the Company in its reasonable discretion, to other locations in the United States or outside the United States, it being expressly understood and agreed that extensive travel may be required.

3.              Compensation.

(a)          Base Salary.  During the Term, the Executive shall receive a base salary (“Base Salary”) at a rate of $350,000 per annum, subject to annual review for upward (but not downward) adjustment by the Company’s Board of Directors (the “Board”), or its Compensation Committee (the “Compensation Committee”), in their sole discretion.  The Base Salary shall be paid in accordance with the Company’s customary payroll practices for its senior executives.

(b)         Annual Bonus.  The Executive shall, to the extent provided in this Section 3(b), be eligible to receive an annual cash incentive award (each, an “Annual Bonus”), based upon the Executive’s performance, in respect of each fiscal year of the Company that ends during the Term, beginning with the fiscal year ending December 31, 2005.  Beginning with the bonus for the fiscal year ending December 31, 2005, the Executive’s Annual Bonus target for any such year shall be $650,000, subject to annual review for upward adjustment (each, a “Target Bonus”).  Such Annual Bonus shall be payable in cash to the Executive on or about January 31 of the year following the last day of the fiscal year to which the bonus relates.  For 2004, the Executive shall be eligible to receive an Annual Bonus based upon a Target Bonus of $650,000, but prorated to reflect the portion of the year during which the Executive is employed hereunder.

(c)          Fringe Benefits.

(i)                                     Reimbursement of Expenses.  The Company shall promptly pay or reimburse the Executive in accordance with the Company’s standard policies as in effect from time to time, upon the presentation of appropriate documentation of such expenses, for all reasonable travel and other expenses incurred by the Executive in the course of performing services for or on behalf of the Company.

(ii)                                  Participation in Benefit Plans.  The Executive shall be entitled to participate, during the Term, in all welfare and retirement benefit plans, programs and arrangements that are generally available to senior executives of the Company, including but not limited to qualified and non-qualified pension and retirement plans, supplemental pension and retirement plans, group hospitalization, health, medical, vision, dental care, death benefit, disability, and post-retirement welfare plans, and other present and future welfare and retirement benefit plans, programs and arrangements, on no less favorable terms than those that apply to other senior executives of the Company generally.  For avoidance of doubt, the foregoing shall not be construed as a guaranty of, or as an obligation on the part of the Company to provide, any future awards (including, but not limited to, stock options, restricted stock, phantom shares, high performance units or other performance awards) under any Company incentive plan from time to time in effect for its senior executives or other employees.

(iii)                               Vacation.  During the Term, the Executive shall be entitled to four weeks’ paid vacation per annum.  The Executive shall not be entitled to any cash payment in respect of any unused vacation time.

(iv)                              Other Fringe Benefits and Perquisites.  During the Term, the Executive shall be entitled to participate in all fringe benefits and perquisites available to senior executives of the Company generally at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and shall be entitled to receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time to time provide.

4.              Equity-Based Compensation; High Performance Units.

(a)          High Performance Units.  It is acknowledged that, commencing herewith, the Executive is purchasing interests in each of the Company’s 2005 (20% of the Plan) and 2006 (20% of the Plan) Executive and Director High Performance Unit Plans pursuant to a subscription agreement, a copy of which is attached hereto as Exhibit A.  The Executive shall have the option to purchase interests representing 25.0% of the total interests in the Company’s 2007 Executive and Director High Performance Unit Plan, 30.0% of the total interests in the Company’s 2008 Executive and Director High Performance Unit Plan and 35.0% of the total interests in the Company’s 2009 Executive and Director High Performance Unit Plan.  The Executive understands that, while it is currently anticipated that the terms of the 2008 and 2009 High Performance Unit Programs will be substantially similar to the terms of the 2007 High Performance Unit Program, the Board of Directors reserves the right to make such changes as it deems to be in the best interests of the Company’s shareholders.  The purchase price for interests in the High Performance Unit Plans shall be the fair market value for such interests as determined by the Company, subject to review by its independent auditors.

(b)         New Business Crossed Incentive Compensation.  The Executive shall receive an allocation of 25.0% of the interests (the “New Business Interests”) in the Company’s proposed New Business Crossed Incentive Compensation Program, which is a program that is intended to provide incentive compensation based upon the performance of new business lines to be identified by the Company.  To the extent that the New Business Interests are not fully Vested upon receipt, the New Business Interests shall be fully Vested upon a change of control (as may be defined under the program for such purposes or, if there is no such definition, as is defined in the 2005 High Performance Unit Plan).  For purposes of this Agreement, the New Business Interests shall be considered “Vested” if (1) they are not forfeitable, (2) any repurchase thereof will be for not less than fair market value, as determined under the plan, and (3) if the terms of the New Business Interests include a “valuation date” concept similar to that applicable to the High Performance Units, they are not subject to repurchase before the valuation date without the Executive’s consent.  The program providing for New Business Interests shall provide that, if it is determined that any payment or distribution by the Company to or for the benefit of the Executive under such program is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax, then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the excise tax.  It is understood and agreed that the procedures for determining whether and in what amount a Gross-Up Payment is owed, and other procedural details regarding the Gross-Up Payment, shall be governed by such definitive rules as may be provided under or in connection with such program.

5.              Termination of Employment.

(a)          Death or Disability.  The Executive’s employment with the Company shall terminate automatically upon the Executive’s death.  To the extent permitted by applicable law, the Company shall be entitled to terminate the Executive’s employment with the Company in the event of the Executive’s Disability.  “Disability” shall mean that the Executive shall have been unable, for a period of not less than six consecutive months, to substantially perform his duties for the Company, as a result of physical or mental illness, injury or impairment.

(b)         By the Company.

(i)                                     The Company may terminate the Executive’s employment with the Company for Cause or Without Cause.  “Cause” shall mean (x) the Executive is convicted of, or pleads guilty or nolo contendere to, any felony, (y) the Executive engages in misconduct that constitutes a willful gross breach of this Agreement, or in other willful gross misconduct, and in either case such misconduct results in material and demonstrable damage to the business or reputation of the Company, or (z) willful and complete abandonment by the Executive of his duties for the Company; (not due to physical or mental illness, injury or impairment); provided, however, that no abandonment shall constitute Cause under clause (z) unless the Executive shall have failed to fully cure such abandonment no later than 10 days after receiving written notice from the Board requesting full cure.

(ii)                                  A termination of the Executive’s employment for Cause may only be effected in accordance with the following procedures.  The Board shall give the Executive written notice (“Notice of Potential Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific circumstances that it considers constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of a special meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause.  Such special meeting shall take place not less than 10, and not more than 20, days after the Executive receives the Notice of Potential Termination for Cause.  At such special meeting, the Executive shall be given an opportunity, together with his counsel, to demonstrate to the Board that Cause does not exist (including, in the case of clause (z) of Section 4(b)(i), an opportunity to demonstrate that the Executive has fully cured the abandonment that would otherwise constitute Cause).  A termination of the Executive’s employment with the Company for Cause shall be effective when and if a resolution is duly adopted at such special meeting of the Board, by the affirmative vote of a majority of the members of the Board other than the Executive, terminating the Executive’s employment for Cause, subject to de novo review of the question whether Cause existed through arbitration in accordance with Section 12 (provided, for avoidance of doubt, that if Cause is determined through such arbitration not to have existed, the termination of the Executive’s employment shall not be reversed and shall instead be treated as a termination “Without Cause” as such term is defined in Section 4(b)(iii)).

(iii)                               A termination of the Executive’s employment by the Company “Without Cause” (that is, neither for Cause nor for death, nor Disability, in each case as determined in accordance with this Agreement) shall be effected by the Company giving the Executive prior written notice of the termination, which notice shall specify the Date of Termination (as defined below).  A termination of the Executive’s employment Without Cause by the Company shall not constitute a breach of this Agreement.

(c)          By the Executive.

(i)                                     The Executive may terminate his employment hereunder for Good Reason or without Good Reason.  “Good Reason” means any of the following that is not cured within 30 calendar days following written notice thereof from the Executive to the Company:

(A)      failure by the Company to maintain the Executive as President of the Company with such duties as are described in Section 2(a);

(B)        the assignment to the Executive of any duty or responsibility that is inconsistent in any respect with those customarily associated with the position to be held by the Executive pursuant to this Agreement; or any diminution in the Executive’s position, authority, duties or responsibilities in a manner inconsistent with the terms and provisions of this Agreement;

(C)        any violation by the Company of Section 2(e);

(D)       the failure of any successor to all or substantially all of the assets or business of the Company to promptly assume in writing all of the obligations of the Company under this Agreement; or

(E)         any other material breach of this Agreement by the Company, including any failure by June 30, 2005 to comply with the provisions of Section 4(b) or provide an equivalent alternative value to the Executive.

(ii)                                  A termination of employment by the Executive (including a termination for Good Reason), other than for death or Disability, in each case determined in accordance with this Agreement, and not by notice of non-extension in accordance with Section 1, shall be effected by his giving the Company prior written notice, no less than 30 days before the Date of Termination, specifying the Date of Termination.  Termination of the Executive’s employment in accordance with this Section 5(c)(ii) shall not constitute a breach of this Agreement.

(d)         No Waiver.  The failure to set forth any fact or circumstance shall not constitute a waiver of the right to assert, and shall not preclude the Party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under, or in connection with, this Agreement.

(e)          Date of Termination.  “Date of Termination” means the date of the Executive’s death, the date on which the termination of the Executive’s employment with the Company by the Company on account of Disability is effective, the date on which the termination of the Executive’s employment with the Company by the Company for Cause or Without Cause is effective, the date on which the termination of the Executive’s employment for Good Reason is effective, or the date on which the Executive terminates his employment without Good Reason.

6.              Obligations of the Company upon Termination.

(a)          Death.  In the event that the Executive’s employment hereunder is terminated by the Executive’s death, then:

(i)                                     the Executive’s estate or beneficiaries shall be entitled to receive any Base Salary and other benefits earned and accrued under this Agreement prior to the Date of Termination (and reimbursement under this Agreement for expenses incurred prior to the Date of Termination); and

(ii)                                  the Executive shall receive such additional compensation, rights and benefits as may be provided under the compensation and benefit plans and programs of the Company and its affiliates in accordance with the provisions of such plans and programs, if any;

(iii)                               the Executive’s High Performance Units for the 2005 and 2006 plans shall not be subject to repurchase until after the occurrence of a valuation date under the plan for the applicable year, at which time they shall be subject to repurchase in accordance with the terms of the plan); provided that, any repurchase of the Executive’s High Performance Units shall be for fair market value as determined under the plan (rather than for the Executive’s cost); and the Executive’s New Business Interests shall be Vested at a minimum percentage of 30% plus 5% for each full year of service during the Term; and

(iv)                              the Executive’s estate and beneficiaries shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as may otherwise be provided under the agreements described in Section 4 of this Agreement or otherwise expressly under this Agreement.

(b)         Disability.  In the event that the Executive’s employment hereunder is terminated for Disability in accordance with this Agreement, then:

(i)                                     the Executive or his legal representative, as the case may be, shall be entitled to receive any Base Salary and other benefits earned and accrued under this Agreement prior to the Date of Termination (and reimbursement under this Agreement for expenses incurred prior to the Date of Termination);

(ii)                                  the Executive shall receive Company-paid, continued medical insurance coverage, as then provided generally to employees of the Company and their eligible dependents, for the Executive and his eligible dependents for a period of one year following the Date of Termination; which coverage shall be included as part of any required COBRA coverage; provided, however, that the COBRA coverage shall terminate with respect to the Executive and his eligible dependents as of the earliest date allowed by law;

(iii)                               the Executive shall receive such additional compensation, rights and benefits as may be provided under the compensation and benefit plans and programs of the Company and its affiliates in accordance with the provisions of such plans and programs, if any;

(iv)                              the Executive’s High Performance Units for the 2005 and 2006 plans shall not be subject to repurchase until after the occurrence of a valuation date under the plan for the applicable year, at which time they shall be subject to repurchase in accordance with the terms of the plan; provided that, any repurchase of the Executive’s High Performance Units shall be for fair market value as determined under the plan (rather than for the Executive’s cost); and the Executive’s New Business Interests shall be Vested at a minimum percentage of 30% plus 5% for each full year of service during the Term; and

(v)                                 the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as may otherwise be provided under the agreements described in Section 4 of this Agreement or otherwise expressly under this Agreement.

(c)          Without Cause by the Company or for Good Reason by the Executive.  In the event that the Executive’s employment hereunder is terminated Without Cause by the Company or for Good Reason by the Executive, in each case in accordance with this Agreement, then:

(i)                                     the Executive shall be entitled to receive any Base Salary and other benefits earned and accrued under this Agreement prior to the Date of Termination (and reimbursement under this Agreement for expenses incurred prior to the Date of Termination);

(ii)                                  the Executive shall be paid a single-sum payment equal to one year’s Base Salary, at the then-current rate, within seven days following the Date of Termination (subject, for the avoidance of doubt, to Section 6(e));

(iii)                               if the Date of Termination occurs at a time when the Company has not yet fulfilled its obligations under Section 4(b) or provided the Executive with an alternative of equivalent value as the New Business Interests contemplated by Section 4(b), the Executive shall be paid a single-sum payment equal to $325,000 within seven days following the Date of Termination (subject, for the avoidance of doubt, to Section 6(e));

(iv)                              the Executive shall receive Company-paid, continued medical insurance coverage, as then provided generally to employees of the Company and their eligible dependents, for the Executive and his eligible dependents for a period of one year following the Date of Termination; which coverage shall be included as part of any required COBRA coverage; provided, however, that the COBRA coverage shall terminate with respect to the Executive and his eligible dependents as of the earliest date allowed by law;

(v)                                 the Executive shall receive such additional compensation, rights and benefits as may be provided under the compensation and benefit plans and programs of the Company and its affiliates in accordance with the provisions of such plans and programs, if any;

(vi)                              the Executive’s High Performance Units for the 2005 and 2006 plans shall not be subject to repurchase until after the occurrence of a valuation date under the plan for the applicable year, at which time they shall be subject to repurchase in accordance with the terms of the plan; provided that, any repurchase of the Executive’s High Performance Units shall be for fair market value as determined under the plan (rather than for the Executive’s cost); and, if clause (iii) above is not applicable, the Executive’s New Business Interests shall be Vested at a minimum percentage of 30% plus 5% for each full year of service during the Term; and

(vii)                           the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as may otherwise be provided under the agreements described in Section 4 of this Agreement or otherwise expressly under this Agreement.

(d)         For Cause by the Company, or by the Executive without Good Reason; by Expiration of the Term.  In the event that the Executive’s employment hereunder is terminated (x) by the Company for Cause in accordance with this Agreement, (y) by the Executive without Good Reason, or (z) upon the scheduled expiration of the Initial Employment Period or any Additional Employment Period in accordance with Section 1, then the Executive shall be entitled solely to the following benefits:

(i)                                     the Executive shall be entitled to receive any Base Salary and other benefits earned and accrued, excluding any accrued but unpaid annual bonus that may be payable pursuant to Section 3(b), under this Agreement prior to the Date of Termination (and reimbursement under this Agreement for expenses incurred prior to the Date of Termination); provided that, in the event that the Executive’s employment is terminated pursuant to clause (z) at a time at which there does not exist Cause, the Executive’s New Business Interests shall be Vested at a minimum percentage of 30% plus 5% for each full year of service during the Term;

(ii)                                  the Executive shall receive such additional compensation, rights and benefits as may be provided under the compensation and benefit plans and programs of the Company and its affiliates in accordance with the provisions of such plans and programs, if any; and

(iii)                               the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(e)          General Release.  The Company’s obligation to make any payment pursuant to Section 6(c)(ii) and (iii) shall be contingent upon, and is the consideration for, the Executive executing and delivering to the Company, a general release (the “Release”), in customary form, releasing the Company, its affiliates and all current and former members, officers and employees of the Company (the “Releasees”) from any claims relating to his employment hereunder, other than claims relating to continuing obligations under, or preserved by, (x) this Agreement or (y) any compensation or benefit plan, program or arrangement in which the Executive was participating as of the Date of Termination, and no such amounts shall be provided until the Executive executes and delivers to the Company a letter which provides that the Executive had not revoked such Release after seven days following the date of the Release; subject to no Releasee initiating or maintaining any proceeding or claim against the Executive or any of his heirs, beneficiaries or legal representatives or against his estate, other than proceedings and claims relating solely to enforcing the Executive’s continuing obligations under this Agreement or any of the agreements, plans, programs and arrangements referred to in clause (y) of this Section 6(e).

(f)            No Offset, Etc..  The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or any Releasee may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment or receives benefits or compensation in connection therewith.  Amounts due under this Section 6 are considered to be reasonable by the Company and are not in the nature of a penalty.  The payments and benefits provided for in this Section 6 are intended to constitute both liquidated damages and, in the case of the payment described in Section 6(c)(ii) and (iii), consideration for the general release described in Section 6(e).

7.              Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that it determines are required to be withheld by applicable law or regulation.

8.              Confidential Information.

(a)          The Executive shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that the Executive obtains during his employment hereunder and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”) in strict confidence.  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except (i) in the course of performing his duties for the Company or its affiliates, (ii) in confidence to any attorney, accountant or other professional for the purpose of securing professional advice, (iii) to the extent reasonably necessary to enforce his rights, (iv) with the prior written consent of the Company or (v) as otherwise required by law, regulation or legal process.  If the Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, the Executive shall provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information subject to such request may be disclosed pursuant to and in accordance with the terms of such request or requirement; provided that, the Executive shall use his best reasonable efforts, at the Company’s reasonable request and sole expense, to limit any such disclosure to the precise terms of such request or requirement.

(b)         All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

9.              Non-Competition/Non-Solicitation.

(a)          The Executive acknowledges that the services to be rendered by him to the Company (which, as used in this Section 9, shall be deemed to include the Company and each of its Subsidiaries) are of a special and unique character and that the Executive will have access to Confidential Information.  In consideration of his employment hereunder, the Executive agrees, for the benefit of the Company, that he will not (other than in connection with performing his duties for the Company or its affiliates):

(i)                                     during the Term and (provided that, the Company shall not, after the Date of Termination, have remained in material breach of any of its material obligations to Executive, under this Agreement or otherwise, for more than 10 days after Executive shall have given the Company written notice requesting cure of such material breach), if the Executive’s employment hereunder is terminated (x) by the Company for any reason other than a termination Without Cause or (y) by the Executive other than for Good Reason, for 12 months thereafter: (i) engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (x) 5% of the stock or equity of any corporation the capital stock of which is publicly traded or (y) 5% of the ownership interest of any limited partnership or other entity) or otherwise, within the United States of America, in any business that competes directly or materially with the business conducted by the Company as of the Date of Termination or (ii) solicit or entice, or attempt to solicit or entice, away from the Company, either for his own account or for any individual, firm or corporation, any person known by him to have been, at any time during the 12 months prior to such solicitation, enticement or attempt, a customer of, a lender to, or a direct and material participant in a substantial financial transaction with, the Company, or to have been actively solicited by the Company to become a customer of, a lender to, or a direct and material participant in a substantial financial transaction with, the Company; provided, however, that the provisions of this Section 9(a)(ii) shall not apply to, and thus shall not be deemed to restrict, any solicitation, enticement or attempt made on behalf of a venture or business that does not compete directly and materially with the Company in investment activities relating to the real estate industry; or

(ii)                                  during the Term and (provided that, the Company shall not, after the Date of Termination, have remained in material breach of any of its material obligations to Executive, under this Agreement or otherwise, for more than 10 days after Executive shall have given the Company written notice requesting cure of such material breach) for 12 months thereafter:  (x) solicit or entice, or attempt to solicit or entice, away from the Company any individual who is known by the Executive to then be an officer or employee of the Company either for his own account or for any individual, firm or corporation, whether or not such individual would commit a breach of a contract of employment by reason of leaving the service of the Company or (y) employ, directly or indirectly, any person who is known by the Executive to have been, during the 12 months prior to employment by the Executive, an officer, employee or sales representative of the Company.

(b)         The Executive understands that the provisions of this Section 9 may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public, (D) such provisions are not unduly burdensome to the Executive, and (E) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in such provisions.  In consideration thereof and in light of the Executive’s education, skills and abilities, the Executive agrees that the Executive will not assert in any forum that such provisions prevent the Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

(c)          Notwithstanding anything herein to the contrary, the Executive shall not be restricted from engaging in a non-competing business pursuant to Section 9(a) even if another division, subsidiary or affiliate of that enterprise does compete with the Company, so long as he does not perform any services for such division, subsidiary or affiliate.

10.       Rights and Remedies Upon Breach of Section 8 or 9.

(a)          The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8 or 9 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 8 or Section 9, the Company and its affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

(b)         The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of Sections 8 or 9 are unreasonable or otherwise unenforceable.  The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

11.       Arbitration.  Any claim or dispute arising out of or relating to this Agreement (other than a controversy or claim arising under Section 8 or Section 9, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 10), any other agreement between the Executive and the Company or any of its affiliates, the Executive’s employment with the Company or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in the Borough of Manhattan, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the

American Arbitration Association and this Section 11.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  To the extent that it is determined that the Executive is the prevailing party with respect a Covered Claim, the Company shall promptly pay all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) reasonably incurred by Executive or his beneficiaries in resolving any such Covered Claim.

12.       Successors; Beneficiaries.

(a)          This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive; provided, however, that any of the Executive’s rights to compensation hereunder may be transferred by will or by the laws of descent and distribution or as provided in Section 12(d).

(b)         This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(c)          No rights of the Company under this Agreement may be assigned or transferred by the Company, other than to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company that promptly and expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, the terms “Board” and “Board of Directors” shall include the board of directors, board of trustees, or analogous governing person or body of any successor to all or substantially all of the business or assets of the Company.

(d)         The Executive shall be entitled, to the extent permitted under any applicable law, any applicable plans, programs and arrangements of the Company, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e)          Except to the extent otherwise provided in Sections 12(a) and 12(d), the rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subjected to attachment, garnishment, levy, execution or other legal or equitable process.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge such rights or benefits, except as required by law or court order or as provided in Sections 12(a) and 12(d), shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy unless and until paid, or due to be paid, to the Executive.

13.       Representations.  The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.  The Company represents and warrants that:

(i)                                     it is fully and specifically authorized, by action of the Board and/or the Compensation Committee and of any other person or body whose action is required, to enter into this Agreement and to perform its obligations under it;

(ii)                                  the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; and

(iii)                               upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

14.       Indemnification of Executive.

(a)          The Company shall promptly indemnify and hold harmless Executive, to the fullest extent permitted by law and to the extent that he acted neither in deliberate bad faith nor in a manner that he believed to be opposed to the interests of the Company, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, reasonable costs of investigation,  judgments, fines, penalties, ERISA excise taxes, interest and amounts paid, or to be paid, in settlement) incurred by Executive in connection with any Proceeding or Claim.

(b)         The Company shall advance to Executive all costs and expenses (including, without limitation, attorneys’ fees) incurred by him in connection with any Proceeding or Claim within 20 days after receipt by the Company of a written request for such advance (except to the extent prohibited by law).  Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.  Upon a request under this subsection (b), Executive shall be deemed to have met any standard of conduct required for indemnification of such costs and expenses unless the contrary shall be established by a court of competent jurisdiction or through arbitration in accordance with Section 11.

(c)          For the purposes of this Section 14, (i) the term “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, in which Executive is made, or is threatened to be made, a party or a witness by reason of the fact that he is or was an officer or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of, or on behalf of, the Company, whether or not the basis of such Proceeding arises out of or in connection with Executive’s alleged action or omission in an official capacity, and (ii) the term “Claim” shall mean any claim, demand, investigation, discovery request, or request for testimony or information that arises out of or relates to Executive’s service as an officer, employer, agent or representative of the Company or service at the Company’s request, or on the Company’s behalf, as a director, officer, employee, agent, manager, consultant, advisor, or representative of any other entity.

(d)         The Company shall not settle any Proceeding or Claim in a manner that would impose on Executive any penalty or limitation without his prior written consent.  Executive shall not settle any Proceeding or Claim in a manner that would impose any indemnification obligation on the Company pursuant to this Section 14 without the prior written consent of the Company.  Neither the Company nor Executive shall unreasonably delay or withhold its or his consent under this Section 14(d) to any proposed settlement.

(e)          The indemnification, and right to advancement of expenses, provided in this Section 14 shall continue as to Executive even if he has ceased to serve in any of the capacities referred to in Section 14(c) and shall inure to the benefit of Executive’s heirs, executors and administrators.

(f)            The indemnification provided in this Section 14 shall not extend to any claims or disputes arising between the Company and the Executive under, pursuant to, or with respect to, this Agreement or any agreement or plan referred to in Section 3 above.  In the event of any such claim or dispute, such claim or dispute shall be resolved in accordance with Section 11.

(g)         During the Term and for six years thereafter, the Company shall keep in place, or cause to be kept in place, a directors’ and officers’ liability insurance policy (or policies) providing coverage to Executive that is in no respect less favorable than the coverage then provided to any other present or former officer, director or trustee of the Company.

15.       Miscellaneous.

(a)          This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York, without reference to any principles of conflicts of laws that could cause the application of any laws other than the laws of the State of New York.  No provision of this Agreement may be amended or modified except by a written agreement that is executed by the Parties or their respective successors and legal representatives and that expressly refers to the provision(s) of this Agreement that are being amended or modified.  In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.  Without limiting the generality of the foregoing, it is expressly agreed that (i) Sections 4, 5 and 6 hereof override any provisions of any agreements, contracts or other documentation governing the High Performance Units and/or the New Business Interests relating to the consequences of the termination of the Executive’s employment or a change of control to the extent the latter provisions are both inconsistent with, and less favorable to the Executive than, Sections 4, 5 and 6, and (ii) Sections 8, 9 and 10 hereof shall control in lieu of any provisions of any such agreements, contracts or other documentation relating to restrictive covenants imposed upon the Executive, except, in each case, unless the Executive otherwise agrees in a writing that expressly refers to the affected Section of this Agreement.

(b)         All notices, requests, consents and other communications under this Agreement shall be in writing and shall be given (i) by hand delivery or (ii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or (iii) by nationally recognized overnight courier, addressed as follows:

If to the Executive:

Jay S. Nydick

c/o iStar Financial Inc.

1114 Avenue of the Americas, 27th Floor

New York, NY 10036

with a copy to the Executive at the address of his primary residence as it then appears in the records of the Company and a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019-6131

Attn:  Michael S. Katzke

If to the Company:

iStar Financial Inc.

1114 Avenue of the Americas, 27th Floor

New York, NY 10036

Attn:  General Counsel

with copy each to:

iStar Financial Inc.

1114 Avenue of the Americas, 27th Floor

New York, NY  10036

Attn:  Chairman, Compensation Committee of the Board of Directors

and

Clifford Chance US LLP

31 West 52nd  Street

New York, NY 10019-6131

Attn:  Kathleen L. Werner, Esq.

or to such other address or addresses as either Party furnishes to the other in writing in accordance with this Section 15(b).  Notices and other communications shall be effective when actually received by the addressee.

(c)          If any provision of this Agreement, including but not limited to Section 8, 9 or 10 or the application of any such provision to any person or circumstances shall be determined by any court or arbitrator of competent jurisdiction to be invalid or unenforceable to any extent, then (i) the remainder of this Agreement, and the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law and (ii) such court or arbitrator shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

(d)         Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 7 through 11, and the other provisions of this Agreement to the extent necessary to effectuate the survival of Sections 7 through 11, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

(e)          The Company shall reimburse to the Executive (or pay directly if requested by the Executive) any legal fees reasonably incurred by the Executive in connection with the negotiation of this Agreement, up to a maximum of $25,000.

(f)            The captions and headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

(g)         No waiver by any person or entity of any breath of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.  To be effective, any waiver must be set forth in a writing signed by (or on behalf of) the waiving person or entity and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(h)         The Parties acknowledge that this Agreement supersedes any other agreement between them concerning the specific subject matter hereof.

[Rest of Page Intentionally Left Blank]

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile shall be valid and binding for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

JAY S. NYDICK

Jay S. Nydick

iSTAR FINANCIAL INC.

By:
Name:
Title: